FORM 8-A/A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


                                 OFFICEMAX, INC.
             (Exact name of registrant as specified in its charter)

            OHIO                                       34-1573735
 (State of incorporation or                 (IRS Employer Identification No.)
         organization)

                          3605 WARRENSVILLE CENTER ROAD
                           SHAKER HEIGHTS, OHIO 44122
               (Address of principal executive offices) (Zip Code)






Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class                          Name of each exchange on which
to be so registered                          each class is to be registered
-----------------------------                ---------------------------------

       None                                               None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
-------------------------------------------------------------------------------
                               (Title of class)



Item 1.  Description of Securities to be Registered.

     Item 1 of the Form 8-A is hereby amended by adding the following at the end thereof:

     On July 13, 2003, OfficeMax, Inc. ("OfficeMax") executed a First Amendment (the "Amendment") to the Right Agreement dated as of March 17, 2000 (the "Rights Agreement") between OfficeMax and EquiServe, Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), as rights agent (the "Rights Agent"). The Amendment was entered into to (i) render the Rights (as defined in the Rights Agreement) inapplicable to the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of July 13, 2003, among Boise Cascade Corporation ("Boise Cascade"), Challis Corporation, a wholly owned subidiary of Boise Cascade ("Sub") and OfficeMax (the "Merger Agreement") and (ii) ensure that (x) neither Boise Cascade nor any of its Affiliates or Associates is an Acquiring Person (each as defined in the Rights Agreement), (y) neither a Distribution Date nor a Business Combination (each as defined in the Rights Agreement) shall occur by reason of the approval, execution or delivery of the Merger Agreeement or the Merger and (z) the Rights shall expire immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement).

     The Amendment to the Rights Agreement is attached hereto as Exhibit 4, and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to that Exhibit.


Item 2.  Exhibits.

     Item 2 of the Form 8-A is hereby amended by adding the following at the end thereof:

     4. First Amendment, dated as of July 13, 2003, to the Rights Agreement, dated as of March 17, 2000, between OfficeMax, Inc. and EquiServe, Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), a New York trust company, as rights agent.




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



                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


OfficeMax, Inc.

Date:  July 16, 2003

By:    /s/ Ross H. Pollock
       --------------------------------
       Name:   Ross H. Pollock
       Title:  Secretary




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




                               INDEX OF EXHIBITS

The following exhibit is filed herewith:


Exhibit No.         Title
-----------         -----

    4. First Amendment, dated as of July 13, 2003, to the Rights Agreement, dated as of March 17, 2000, between OfficeMax, Inc. and EquiServe, Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), a New York trust company, as rights agent.




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